Exhibit 99.1

PRESS RELEASE

Monterey Pasta Company

1528 Moffett Street

Salinas, California 93905

831/753-6262

CONTACT:	Jim Williams, Chief Executive Officer, Ext. 118 jimw@montereypasta.com
Scott Wheeler, Chief Financial Officer, Ext. 141 scottw@montereypasta.com

FOR IMMEDIATE RELEASE

•                  Monterey Pasta Company Reports Third Quarter Loss

•                  Quarterly Sales Decrease 10% Compared to Third Quarter 2002

•                  Reported Loss of $.02 Per Share

SALINAS, CA (October 31, 2003) - Monterey Pasta Company (NASDAQ: PSTA) today reported a net loss of $260,000 for the third quarter ended September 28, 2003 or $.02 per share, on net revenues of $14,876,000, based on 14.5 million diluted shares outstanding, which is within the company’s estimated range. This compares with a net income of $5,543,000 for the quarter ended September 29, 2002, which resulted in earnings of $.38 per share, on net revenues of $16,569,000, based on 14.6 million diluted shares outstanding.  The 2002 net income results include a one-time tax credit of $4,317,000, which offset proforma book tax of $768,000 based on an estimated combined Federal and State full taxation tax rate of 38.5% while an estimated rate of 33.9% was applied to the 2003 loss before tax.  The 2002 numbers included a provision for estimated income taxes at 38.5%.  Applying a level of taxation to the 2003 pre-tax income, consistent with the 2002 rate and eliminating the one-time 2002 tax credit of $4,317,000, results in a proforma 2003 net loss of $241,000 or $.02 per share, compared with a diluted net income per share of $.08 for 2002.  The 2002 tax credit reflects the reversal of a valuation allowance on certain deferred tax assets associated with the Company’s former subsidiary, Upscale Food Outlets, as the Company’s current evaluation of facts and circumstances indicate it is more likely than not that these deferred tax assets will be realized.

On a year-to-date basis Monterey Pasta’s net income of $1,143,000on sales of $46,264,000 and diluted shares of 14.4 million, resulted in a diluted earnings per share of $.08 compared with 2002 results, which showed net income of $8,630,000 or $.59 per share on sales of $46,425,000 and 14.7 million diluted shares outstanding.  Applying a level of taxation to the 2003 pre-tax income, consistent with the 2002 rate and eliminating the one-time 2002 tax credit of $4,317,000, results in a proforma year-to-date 2003 net income of $1,034,000 or $.07 per share, a decrease of $.16 per share compared with 2002 for the same period (Refer to “Proforma Earnings Results Based on Level Taxation”)

Commenting on the results, Jim Williams, Chief Executive Officer, said, “This was certainly a disappointing quarter for Monterey Pasta.  Our shortfall in sales and earnings was largely due to a 31% decline in sales to one of our largest customers.  This customer has reduced the overall number of items carried in its stores making it difficult to gain placements of new items.”

Mr. Williams continued, “There are several positive factors at Monterey Pasta that we feel will help get sales back on track in future quarters.  Our branded retail sales were up 9.4% for the quarter and we have several new products that will be introduced in the fourth quarter, including products in the growing “heat-and-eat” category.  One such item is our innovative Seafood Lasagna which has gained distribution in two club store divisions so far and is initially selling above expectations.”

Founded as a regional brand, Monterey Pasta now has national distribution in over 8,700 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.  Monterey Pasta manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) CA, and its 19,000 square foot organic food production facility in Eugene, Oregon.

This press release contains forward-looking statements regarding the marketing and sales of the Company’s products that involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements.  Risks that could cause actual results to differ materially from those discussed in the forward-looking statements include risks associated with any reduction of sales to two major customers currently comprising a majority of total revenues, risks associated with the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, risks associated with timely and cost-effective introduction of new products in the coming months and consumers’ acceptance of the new products, risks associated with accomplishing the anticipated results of the recently-completed plant expansion program, retention of key personnel and retention of key management, the risks inherent in food production, and intense competition in the market in which the Company competes, and fluctuations in sales due to the impact of seasonality and marketing programs.  Future sales projections are based in part on the assumption that the Company will retain the current level of business in existing retail and club stores, and will continue to add new stores and new items in existing stores.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.  For additional information regarding the specific risks mentioned and other risks, please read the Company’s Annual Report on Form 10-K, for the year ended December 29, 2002, Reports of Material Event on Form 8-K filed February 26, 2003, May 8, 2003 and July 29, 2003, its Quarterly Reports for First and Second Quarters of 2003 on Form 10-Q filed on May 9, 2003 and August 7, 2003 respectively, and its Proxy Statement filed June 13, 2003.

Proforma Earnings Results Based on Level Taxation

	Third quarter ended		Nine months ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29,2002
Net income (loss) before tax	$(392,000)	$1,994,000	$1,681,000	$5,502,000
Tax @ 38.5%	151,000	(768,000)	(647,000)	(2,118,000)
Income (loss) after tax*	$(241,000)	$1,226,000	$1,034,000	$3,384,000

Primary income (loss)/sh.	$(0.02)	$0.09	$0.07	$0.24
Diluted income (loss)/sh.	$(0.02)	$0.08	$0.07	$0.23

*2002 and 2003 numbers are proforma

**End **

MONTEREY PASTA COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000’s $ except earnings per share numbers and share totals)

	Third Quarter Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Net revenues	14,876	16,569	46,264	46,425
Cost of sales	10,890	10,386	31,743	29,236

Gross profit	3,986	6,183	14,521	17,189
Selling, general and administrative expenses	4,393	4,195	12,900	11,714
Operating income	(407)	1,988	1,621	5,475

Gain (loss) on disposition of assets	—	—	—	(68)

Other income/(expense), net	1	—	1	3

Interest income/(expense), net	14	6	59	92

Income before provision for income tax benefit/(expense)	(392)	1,994	1,681	5,502
Provision for income tax benefit/(expense)	133	3,549	(538)	3,128

Net income (loss)	(259)	5,543	1,143	8,630

Basic income (loss) per share	(0.02)	0.39	0.08	0.62

Diluted income (loss) per share	(0.02)	0.38	0.08	0.59

Primary shares outstanding	14,209,371	14,106,434	14,204,275	14,002,273

Diluted shares outstanding	14,474,957	14,641,970	14,418,961	14,687,571